NEWS RELEASE                                         [MOHAWK LOGO APPEARS HERE]
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                                                     Post Office Box 12069
                                                     South Industrial Blvd.
                                                     Calhoun, GA 30703
                                                     (706) 629-7721


For Release:  Immediately

Contact:      John D. Swift, Chief Financial Officer


                   MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD
                  THIRD QUARTER AND FIRST NINE MONTHS RESULTS

Calhoun, Georgia, October 21, 1999 -- Mohawk Industries, Inc. (NYSE:MHK) today announced its highest quarterly earnings per share attained by the Company since its stock first publicly traded in 1992. Net earnings for the quarter ended October 2, 1999 increased 22% to $45,079,000, ($0.74 diluted earnings per share) compared to $37,060,000 ($0.61 diluted earnings per share) for the third quarter of 1998. This improvement in net earnings was the result of higher sales, stronger gross profit and lower selling, general and administrative expenses as a percentage of sales. Net sales for the quarter increased 13% to $809,933,000 compared to $718,772,000 for the third quarter 1998. The sales increase was attributable to internal growth and the impact of the 1999 acquisition of Image Industries.

Net earnings for the first nine months of 1999 were the highest first nine months earnings in the Company's history with net earnings of $117,064,000 or $1.91 diluted earnings per share. This is a 30% increase over the first nine months of 1998 net earnings of $90,142,000 or $1.48 diluted earnings per share. This improvement in net earnings was attributable to increased sales and stronger gross profit. Net sales for the first nine months of 1999 were $2,307,717,000 representing a 16% increase from the first nine months 1998 sales of $1,997,733,000. This increase was primarily due to the impact of 1998 and 1999 acquisitions, internal growth and four additional business days in the first quarter of 1999.

In commenting on the third quarter performance, David L. Kolb, Chairman and CEO, stated, "This quarter was another record period that included strong sales and improved operating margins for our Company. Mohawk's residential flooring products, including broadloom carpet and rugs, provided the sales growth for the quarter. Shipments for the commercial industry continue to be soft just as our commercial flooring products have shown weakness this quarter, but we are encouraged by some areas of the commercial business. The realignments of our various operations to efficiently integrate the recent acquisitions into our manufacturing, sales, marketing, and administrative efforts are progressing effectively. Our goal is to integrate the acquisitions on an orderly basis so as to maximize returns to the Company while minimizing the disruption to operations. All of our recent acquisitions continue to contribute positively to our earnings and we believe the Company will see continued benefits in improved operating earnings in future periods.

As announced earlier in the third quarter we completed the acquisitions of two yarn processing facilities that will allow us to reduce our yarn processing costs and supply additional capacity for future growth. Both of these acquisitions were fully integrated into our Company at the end of the third quarter.

In addition to the solid financial results for the quarter, we are pleased to inform our investors of some other very positive items for our Company:

    1. Mohawk received in October the Home Depot 1999 Partner of the Year Award for floor covering for consistent high level of service over the past year.

    2. Patricia Durkan, President of Mohawk Hospitality Carpets, was selected 1999 Woman of the Year by the Network of Executive Women in Hospitality
        (NEWH). In addition, Mohawk's Merit and Durkan divisions received the top two awards for excellence in floorcovering design at the Hospitality Design '99 Show. This show included products from more than 20 top international manufacturers of hospitality floorcoverings.

    3. Standard & Poor's upgraded our corporate credit rating in September to BBB.

    4. Our previously announced stock repurchase program is progressing with over 3.0 million shares having been purchased through October 20, 1999."

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, new products and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to successfully integrate the yarn processing facilities and its other recent acquisitions, to achieve strong returns on its investments in Image and 1999 capital expenditures and the success of the stock buy-back program. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Alexander Smith," "Bigelow," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial" and "World." Mohawk offers a broad line of washable accent and bath rugs through Aladdin and Newmark & James; area rugs through Karastan, American Rug Craftsmen and American Weavers; and decorative throws, placemats, table runners and kitchen chair pads through American Weavers. Mohawk also offers a complete laminate product line under the INSIGNIA brand name and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and commercial dealers.




                                     #####


           There will be a conference call Friday, October 22, 1999
           --------------------------------------------------------
                           at 11:00 AM Eastern Time
                           ------------------------
                 The telephone number to call is 1-800-603-9255.
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

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

                                                                             Three Months Ended           Nine Months Ended
                                                                         --------------------------   --------------------------
Consolidated Statement of Earnings Data                                  October 2,   September 26,   October 2,   September 26,
(Amounts in thousands. except per share data)                               1999         1998(1)         1999         1998(1)
                                                                         ----------   -------------   ----------   -------------
Net sales                                                                 $809,933        718,772      2,307,717     1,997,733
Cost of Sales                                                              606,687        541,010      1,725,231     1,505,976
                                                                          --------        -------     ----------     ---------
  Gross profit                                                             203,246        177,762        592,486       491,757
Selling, general and administrative expenses                               119,258        108,279        361,920       316,102
                                                                          --------        -------     ----------     ---------
  Operating income                                                          83,988         69,483        220,566       175,655
Interest expense                                                             8,335          7,245         23,942        23,336
Other expense, net                                                           1,142            805          3,130         1,624
                                                                          --------        -------     ----------     ---------
  Earnings before income taxes                                              74,511         61,433        193,494       150,695
Income taxes                                                                29,432         24,373         76,430        60,553
                                                                          --------        -------     ----------     ---------
  Net earnings                                                            $ 45,079         37,060        117,064        90,142
                                                                          --------        -------     ----------     ---------
Basic earnings per share                                                  $   0.74           0.61           1.93          1.49
                                                                          --------        -------     ----------     ---------
Weighted-average common shares outstanding                                  60,600         60,435         60,586        60,359
                                                                          --------        -------     ----------     ---------
Diluted earnings per share                                                $   0.74           0.61           1.91          1.48
                                                                          --------        -------     ----------     ---------
Weighted-average common and dilutive potential common
 shares outstanding                                                         61,114         61,169         61,218        61,107
                                                                          --------        -------     ----------     ---------

Consolidated Balance Sheet Data
(Amounts in thousands)
                                                                                                      October 2,   September 26,
                                                                                                         1999         1998(1)
                                                                                                      ----------   -------------
ASSETS
Current assets:
  Cash                                                                                                $        -            72
  Receivables                                                                                            385,344       371,367
  Inventories                                                                                            537,579       443,107
  Prepaid expenses                                                                                        13,444         7,873
  Deferred income taxes                                                                                   52,568        37,576
                                                                                                      ----------     ---------
    Total current assets                                                                                 988,935       859,995
Property, plant and equipment, net                                                                       619,993       446,662
Other assets                                                                                             107,310        99,479
                                                                                                      ----------     ---------
                                                                                                      $1,716,238     1,406,136
                                                                                                      ----------     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                                                   $  197,013        40,262
  Accounts payable and accrued expenses                                                                  401,869       384,279
                                                                                                      ----------     ---------
    Total current liabilities                                                                            598,882       424,541
Long-term debt, less current portion                                                                     363,252       360,216
Deferred income taxes and other long-term liabilities                                                     31,889        36,541
                                                                                                      ----------     ---------
    Total liabilities                                                                                    994,023       821,298
                                                                                                      ----------     ---------
Total stockholders' equity                                                                               722,215       584,838
                                                                                                      ----------     ---------
                                                                                                      $1,716,238     1,406,136
                                                                                                      ----------     ---------

(1) Restated to give retroactive effect to the merger with Durkan Patterned Carpets, Inc which was accounted for under the pooling of interests method of accounting and certain prior year financial balances have been reclassified to conform with the current year's presentation.

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Dates for Future Press Releases and Conference Calls:

                   Press Release    Conference Call

3rd Qtr. 1999       October 21        October 22      11:00 a.m. (800-603-9255)
4th Qtr. 1999       February 10       February 11     11:00 a.m.       "
1st Qtr. 2000       April 24          April 25        11.00 a.m.       "
2nd Qtr. 2000       July 20           July 21         11:00 a.m.       "
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